                                 EXHIBIT (A)(4)

                               UNITED FOODS, INC.
                               OFFER TO PURCHASE
                     FOR CASH UP TO 1,000,000 SHARES OF ITS
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                         AT A PRICE OF $2.50 PER SHARE

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 17, 1997, (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

                                  May 20, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     United Foods, Inc. (the "Company") is offering to purchase up to 1,000,000 shares of its Class A Common Stock, par value $1.00 per share and Class B Common Stock, par value $1.00 per share (the "Shares"), at a price of $2.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 20, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, buy Shares first from all Odd Lot Owners (as defined in the Offer to Purchase) who properly tender and do not withdraw all their Shares and then on a pro rata basis from all other stockholders whose Shares are properly tendered and not withdrawn.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

     Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

          1. The Offer to Purchase, dated May 20, 1997;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

          4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL

RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 17, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Company will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent as its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent as its address and phone numbers listed on the back cover of the enclosed Offer to Purchase.
                                          Very truly yours,

                                                /s/ JAMES I. TANKERSLEY
                                          --------------------------------------
                                                   James I. Tankersley
                                           Chairman and Chief Executive Officer

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                        2